EXHIBIT 99


BINDLEY WESTERN ANNOUNCES RECORD AND
DISTRIBUTION DATES FOR SPIN-OFF OF PRIORITY
HEALTHCARE

Indianapolis, IN (October 27, 1998) -

Bindley Western Industries, Inc. (NYSE:BDY) announced today that its Board of Directors has established December 15 and 31, 1998 as the respective record and distribution dates for the previously announced spin-off of its approximately 82% owned subsidiary, Priority Healthcare Corporation
(NASDAQ:PHCC). The spin-off is subject to finalizing certain regulatory approvals and continued favorable market conditions.

Priority Healthcare is a leading provider of specialty pharmaceuticals and related medical supplies to the alternate site healthcare market and is a provider of patient-specific self-injectable biopharmaceuticals and disease treatment programs to individuals with chronic disease. The spin-off will result in the pro rata distribution to Bindley Western's common shareholders of the 10,214,286 shares of Priority Healthcare Class A Common Stock owned by Bindley Western. It is estimated that Bindley Western's shareholders will receive approximately 0.46 shares of Priority Healthcare Common Stock for each share of Bindley Western Common Stock owned as of the record date. The actual ratio is calculated by dividing 10,214,286 by the total Bindley Western shares outstanding as of December 15, 1998.

Certain information in this press release contains forward-looking statements as defined in Section 27A of the Securities Act and 21E of the Exchange Act. Certain factors could cause actual results to differ materially from those in the forward-looking statements. The most significant of such uncertainties are described in Bindley Western's and Priority Healthcare's Forms 10-K, 10-Q and 8-K and in exhibits to those reports.

Indianapolis based Bindley Western (NYSE:BDY) is a Fortune 500 company with 1997 revenues of $7.3 billion. In conjunction with its Priority Healthcare Corporation subsidiary, Bindley Western provides a synergistic array of cost effective pharmaceutical and related products and services from 17 facilities located in 12 states. Customers are located in all 50 states and include chain drug stores, independent drug stores, hospitals, clinics, HMO's, office based physicians and managed care organizations, all of which are dedicated to lowering the cost of healthcare and improving the quality of patient care. Information on Bindley Western is available on line at www.bindley.com.

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For information contact:
Paul Blair
(317) 704-4305
At Bindley Western

Don Perfetto
(407) 869-7001
At Priority Healthcare